FOR IMMEDIATE RELEASE

PolyMedica Announces Retirement of Board Member Herbert A. Denton

WOBURN, MA – March 22, 2005 – PolyMedica Corporation (NNM: PLMD) today announced that Herbert A. Denton is retiring from the Company’s Board of Directors. Mr. Denton has served on PolyMedica’s Board since 2000. A member of the Board’s Executive and Corporate Governance Committees, he was also chairman of the Board’s Oversight Committee from 2001 to 2004.

Chairman of the Board Samuel Shanaman said, “In the last four years we have redefined and expanded our corporate governance processes to provide strong management oversight and to lay the foundation for our future development. In addition, we have worked hard to expand and improve our communications with shareholders. Bert’s contributions to the Board – and to the Company - throughout this process have been invaluable. We are very grateful for his dedicated service, and we wish him all the best in his future endeavors.”

Mr. Denton commented, “PolyMedica has made tremendous strides over the past few years, and I am proud to have helped drive those changes. Our work required a significant outlay of time and attention, and as the Company is now well-positioned to succeed in its next phase of growth, I will now devote that time to my other professional responsibilities.”

Mr. Denton is the President of Providence Capital, Inc., an investment bank and registered broker dealer based in New York City.

In December, the Company engaged Spencer Stuart, a leading executive search firm, to advise and assist the Board as it continues to evaluate potential new Board members.

About PolyMedica (www.polymedica.com)

PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 650,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through its mail-order pharmacy and a nationwide network of over 40,000 retail pharmacies that honor its drug discount card.

PolyMedica’s Liberty Healthcare division focuses on patients who suffer from diabetes and respiratory ailments. Liberty works with patients to identify their needs, and delivers products and services directly to their homes. By frequently communicating with patients and providing the convenience of home delivery, Liberty strives to improve patients’ compliance with their physicians’ orders and enhance the quality of their lives.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the just-concluded government investigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Keith W. Jones	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080